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                             THOR INDUSTRIES, INC.

                               OFFER TO PURCHASE
                         FOR CASH UP TO 500,000 SHARES
                    OF ITS COMMON STOCK AT A PURCHASE PRICE
                NOT GREATER THAN $26 NOR LESS THAN $24 PER SHARE

                   THE OFFER, PRORATION PERIOD AND WITHDRAWAL
                   RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK
                   CITY TIME, ON THURSDAY, NOVEMBER 14, 1996,
                          UNLESS THE OFFER IS EXTENDED

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    Thor Industries, Inc., a Delaware corporation (the "Company"), is offering to purchase up to 500,000 shares of its Common Stock, par value $0.10 per share (the "Shares" or the "Common Stock"), at prices not greater than $26 nor less than $24 per Share, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated October 17, 1996, and in the related Letter of Transmittal (which together constitute the "Offer").

    The Company will, upon the terms and subject to the conditions of the Offer, determine a single price per Share, not greater than $26 nor less than $24 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by stockholders tendering Shares. The Company will select the lowest Purchase Price that will allow it to buy 500,000 Shares (or such lesser number of Shares as are properly tendered and not withdrawn) at a price not greater than $26 nor less than $24 pursuant to the Offer. All Shares properly tendered and not withdrawn at prices at or below the Purchase Price prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration terms and odd lot tender provisions. See Section 1 of the Offer to Purchase.

    If, at the Expiration Date, more than 500,000 Shares (or such greater number of Shares as the Company elects to purchase) are properly tendered and not withdrawn at or below the Purchase Price, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase first from Odd Lot Owners (as defined in Section 2 of the Offer to Purchase) whose Shares are properly tendered at or below the Purchase Price (and not withdrawn) and then on a pro rata basis from all other stockholders whose Shares are properly tendered at or below the Purchase Price (and not withdrawn). See Introduction and Section 1 of the Offer to Purchase.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6 OF THE OFFER TO PURCHASE.

    For your information and forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.  Offer to Purchase, dated October 17, 1996;

        2. Letter to Clients who are holders of Common Stock which may be sent to your clients for whose accounts you hold Shares registered in your name or the name of your nominee, with space provided for obtaining such instructions with regard to the Offer;

        3. Letter to Stockholders of the Company, dated October 17, 1996, from Wade F.B. Thompson, Chairman of the Board and Chief Executive Officer;

        4. Letter of Transmittal for your use and for the information of your clients (together with accompanying Substitute Form W-9 and guidelines);
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        5.  Notice of Guaranteed Delivery to be used to accept the Offer if the
    Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry cannot be completed on a timely basis; and

        6. Return envelope addressed to Harris Trust and Savings Bank, as Depositary for the Shares.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 14, 1996, UNLESS THE OFFER IS EXTENDED.

    No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer other than the fees paid to the Information Agent or the Depositary as described in Section 16 of the Offer to Purchase. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares of Common Stock held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of the book-entry transfer of the tendered Shares, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    As described in Section 3 of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer if such tenders are made by or through a broker or dealer which is a member firm of a registered national securities exchange, a member of the National Association of Security Dealers, Inc. or a commercial bank or trust company (not a savings bank or savings and loan association) having an office, branch or agency in the United States. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the "Book-Entry Transfer Facilities" described in Section 3 of the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal must be received by the Depositary within three New York Stock Exchange trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

    Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone numbers set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from the Information Agent, D.F. King & Co., Inc., telephone: (212) 269-5550 (collect) or
(800) 829-6551 (toll-free).

                                          Very truly yours,
                                          THOR INDUSTRIES, INC.

Enclosures

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.